EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings for the First Quarter of 2013 of $1.5 Million and Declares a Dividend of $.06

MCLEAN, Va., April 25, 2013 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended March 31, 2013 was $1.5 million compared to $1.8 million during the quarter ended March 31, 2012. The decline was largely attributable to the fact that the first quarter of 2012 had benefitted from a gain on the sale of SBA loans in the amount of $657 thousand. Southern National had net income of $1.3 million in the fourth quarter of 2012.

The Board of Directors declared a dividend of $.06 per share payable May 24, 2013 to shareholders of record on May 13, 2013. This is our sixth consecutive quarterly dividend.

Net interest income before the provision for loan losses was $7.8 million for the first quarter of 2013, compared to $7.6 million for the first quarter of 2012. The first quarter of 2012 included a recovery of discount of $805 thousand recognized in purchase accounting for two impaired loans acquired in the Greater Atlantic Bank ("GAB") acquisition following the receipt of principal paydown from the borrowers. The net interest margin including the recovery of discount was 5.59% in the quarter ended March 31, 2012, and 5.00% excluding the recovery. The net interest margin during the first quarter of 2013 was 4.94%. The yield on earning assets was 5.74% during the first quarter of 2013 compared to 6.64% for the same period in 2012 and 6.05% excluding the recovery of discount. The GAB loan discount accretion contributed $447 thousand to net interest income during the first quarter of 2013, compared to $1.5 million during the first quarter of 2012. The loan discount accretion on the HarVest Bank portfolio contributed $369 thousand during the first quarter of 2013. Before taking the accretions related to the GAB and HarVest acquisitions into account, the net interest margin was 4.43% on the first quarter of 2013 and 4.52% in the first quarter of 2012.

Net interest income after provision for loan losses was $6.7 million for the first quarter of 2013, compared to $6.2 million for the first quarter of 2012. The provision for loan losses in the first quarter of 2013 was $1.1 million, down from $1.5 million in the first quarter of 2012. Net charge offs during the quarter ended March 31, 2013 were $914 thousand compared to $843 thousand during the first quarter of 2012.

Noninterest income was $480 thousand during the first quarter of 2013, compared to $872 thousand during the same quarter of 2012. During the first quarter of 2013, we had a $56 thousand net loss on the sale of other real estate owned ("OREO") properties as a gain on one property was more than offset by a loss on another. We had a gain on the sale of available for sale FHLMC preferred stock in the amount of $142 thousand during the quarter ended March 31, 2013. During the first quarter of 2012, we had a gain on the sale of the guaranteed portion of SBA loans in the amount of $657 thousand.

Noninterest expense was $4.9 million for the first quarter of 2013 compared to $4.3 million for the first quarter of 2012. Occupancy and furniture and equipment expenses were $916 thousand during the first quarter of 2013, compared to $738 thousand during 2012. Of this increase, $198 thousand resulted from operating five additional branches. In addition, salaries and benefits expense has increased $421 thousand during the first quarter of 2013, compared to 2012 of which $181 thousand is a result of the additional branches.   Full-time equivalent employees have increased from 112 at March 31, 2012, to 138 at March 31, 2013. As a result of recasting estimated recoveries under the FDIC indemnification agreement in the second quarter and the fourth quarter of 2012, amortization expense was $130 thousand for the first quarter of 2013, compared to accretion of $14 thousand for 2012. Audit and accounting fees have decreased from $464 thousand during the three months ended March 31, 2012 to $141 thousand during the first quarter of 2013. These fees were abnormally high in 2012 because of the restatement of 2010 and 2009 financial statements.

The efficiency ratio was 59.94% during the quarter ended March 31, 2013 compared to 53.62% during the first quarter of 2012.

Loan Portfolio

The composition of our loan portfolio consisted of the following at March 31, 2013 and December 31, 2012:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	March 31, 2013			December 31, 2012
Loans secured by real estate:
Commercial real estate - owner-occupied	$ 4,038	$ 91,728	$ 95,766	$ 4,143	$ 93,288	$ 97,431
Commercial real estate - non-owner-occupied	8,818	122,382	131,200	10,246	130,152	140,398
Secured by farmland	104	846	950	--	1,479	1,479
Construction and land loans	91	41,992	42,083	1,261	44,946	46,207
Residential 1-4 family	20,020	59,601	79,621	21,005	61,319	82,324
Multi- family residential	606	21,127	21,733	614	18,774	19,388
Home equity lines of credit	30,650	7,602	38,252	31,292	9,178	40,470
Total real estate loans	64,327	345,278	409,605	68,561	359,136	427,697

Commercial loans	1,376	98,546	99,922	2,672	99,081	101,753
Consumer loans	86	1,394	1,480	88	1,623	1,711
Gross loans	65,789	445,218	511,007	71,321	459,840	531,161

Less deferred fees on loans	5	(993)	(988)	7	(1,017)	(1,010)
Loans, net of deferred fees	$ 65,794	$ 444,225	$ 510,019	$ 71,328	$ 458,823	$ 530,151

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement.

Loans, net of deferred fees, decreased $20.2 million from $530.2 million at the end of 2012 to $510.0 million at March 31, 2013. The decline was attributable to several factors: First, the decline in commercial real estate loans was attributable to the "ferocious" competition on rate and terms as noted in the Washington Business Journal on April 12, 2013. Repayments of almost $10.0 million resulted from three borrowers refinancing loans at lower rates and more liberal terms than we were willing to offer. Second, residential mortgages and home equity lines of credit accounted for $4.9 million of the decline. We're not in the mortgage banking business and do not compete for refinancing these loans. Third, we had three foreclosures in the commercial real estate portfolio, the largest of which was in the covered portfolio, which contributed $2.1 million to the decline. Commercial real estate loans were also negatively impacted by two SBA 504 loans in the amount of $2.3 million where all of the requirements were satisfied and the 504 lender took down its subordinated portion and paid us down. We're disappointed with the lack of loan growth but have been working hard to build a robust pipeline and look forward to improvements in the coming quarters, but we are not willing to make commitments that we will regret in the future.

Loan Loss Provision/Asset Quality

Non-covered OREO as of March 31, 2013 was $11.4 million compared to $13.2 million as of the end of 2012. During the first quarter of 2013 we disposed of two non-covered properties in the amount of $2.1 million with a gain on one and a loss on the other as noted above for a net loss of $56 thousand. We foreclosed on two non-covered loans totaling $312 thousand for a net decrease in non-covered OREO of $1.8 million. We are finally seeing some realistic (if low) bids and have turned modestly optimistic.

Non-covered nonaccrual loans were $5.9 million (excluding $1.8 million of loans fully covered by SBA guarantees) at March 31, 2013 compared to $5.0 million (excluding $2.6 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets to total non-covered assets decreased from 2.80% (excluding the SBA guaranteed loans) at the end of 2012 to 2.68% (excluding the SBA guaranteed loans) at March 31, 2013. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans at March 31, 2013 was 1.61%, compared to 1.52% at the end of 2012. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $84.2 million at March 31, 2013 and $86.4 million at December 31, 2012.

Investment activity during the first quarter of 2013 was concentrated on municipal bonds (as it was in the fourth quarter of 2012) and to a lesser extent on callable agencies. The yields available on FNMA and FHLMC mortgage pass through securities where we have historically invested excess cash have been adversely affected by the Federal Reserve Board's third round of quantitative easing and its purchases of $40 billion a month in mortgage-backed securities. The yields on higher quality, bank qualified municipal bonds have been significantly higher on a taxable equivalent basis although they do entail some extension risk. We went into the strategy of investing in municipals with an overall asset sensitive balance sheet and are monitoring it to ensure we do not get outside our risk tolerance level. Through the end of the first quarter of 2013, we had assembled a portfolio of $8.2 million with a taxable equivalent yield of 3.13% and ratings as follows:

Rating		Amount
Service	Rating	(in thousands)
Moody	Aaa	$ 505
Moody	Aa1	1,177
Moody	Aa2	857
Moody	Aa3	726
Standard & Poor	AAA	1,217
Standard & Poor	AA	1,685
Standard & Poor	AA-	1,989
		$ 8,156

In accordance with regulatory guidance we have performed an independent analysis on each security and monitor the portfolio on an ongoing basis.

As of March 31, 2013 we owned pooled trust preferred securities as follows:

										Previously
										Recognized
										Cumulative
		Ratings						Estimated	Current	Other
	Tranche	When Purchased		Current Ratings				Fair	Defaults and	Comprehensive
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value	Deferrals	Loss (1)
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 6,801	$ 6,139	$ 4,195	$ 107,400	$ 287
MMCF III B	Senior Sub	A3	A-	Ba1	CC	425	416	256	27,000	9
						7,226	6,555	4,451		$ 296

										Cumulative	Cumulative
										Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:										Loss (2)	Credit Loss (2)
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	515	515	134,100	626	$ 359
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,124	56	78	201,909	775	1,293
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,039	--	120	207,012	7	2,032
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,077	27	244	96,682	359	691
ALESCO V C1	Mezzanine	A2	A	C	C	2,150	475	530	73,225	1,014	661
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,199	30	184	224,100	610	2,559
ALESCO XVI C	Mezzanine	A3	A-	C	C	2,128	118	528	71,150	830	1,180
						14,217	1,221	2,199		$ 4,221	$ 8,775

Total						$ 21,443	$ 7,776	$ 6,650

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for potential impairment under Accounting Standards Codification Topic 325. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify the most reflective estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary.

The analyses resulted in OTTI charges related to credit on the trust preferred securities in the amount of $3 thousand during the first quarter of 2013, compared to OTTI charges related to credit on the trust preferred securities totaling $2 thousand for three months ended March 31, 2012.

Deposits

Total deposits were $559.4 million at March 31, 2013 compared to $551.0 million at December 31, 2012. Certificates of deposit increased $21.5 million during the quarter. This was partially offset by a decrease in money market accounts of $7.1 million during the quarter ended March 31, 2013. Noninterest-bearing deposits were $42.3 million at March 31, 2013 and $49.6 million at December 31, 2012.

Stockholders' Equity

Total stockholders' equity increased from $103.2 million at December 31, 2012 to $104.2 million at March 31, 2013 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 19.19% and 19.08% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of March 31, 2013.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $714.9 million at March 31, 2013. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and five branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick and Bethesda. In the first quarter of 2013, the former HarVest Bank branch in Bethesda was relocated to a far superior location on Wisconsin Avenue.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$ 54,513	$ 39,200
Investment securities-available for sale	2,229	2,391
Investment securities-held to maturity	81,971	84,051
Stock in Federal Reserve Bank and Federal Home Loan Bank	5,015	6,212
Loans receivable, net of unearned income	510,019	530,151
Allowance for loan losses	(7,218)	(7,066)
Net loans	502,801	523,085
Intangible assets	10,317	10,440
Bank premises and equipment, net	6,404	6,552
Bank-owned life insurance	17,931	17,782
FDIC indemnification asset	6,561	6,735
Other assets	27,148	27,364
Total assets	$ 714,890	$ 723,812

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 42,324	$ 49,644
Interest-bearing deposits	517,049	501,333
Securities sold under agreements to repurchase and other short-term borrowings	15,611	33,411
Federal Home Loan Bank advances	30,250	30,250
Other liabilities	5,506	5,998
Total liabilities	610,740	620,636
Stockholders' equity	104,150	103,176
Total liabilities and stockholders' equity	$ 714,890	$ 723,812

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended
	March 31,
	2013	2012

Interest and dividend income	$ 9,023	$ 9,074
Interest expense	1,253	1,434
Net interest income	7,770	7,640
Provision for loan losses	1,093	1,450
Net interest income after provision for loan losses	6,677	6,190
Account maintenance and deposit service fees	193	196
Income from bank-owned life insurance	149	153
Gain on sale of loans	--	657
Gain (loss) on other real estate owned, net	(56)	(199)
Gain on other assets	--	14
Gain on sale of available for sale securities	142	--
OTTI losses recognized in earnings	(3)	(2)
Other	55	53
Noninterest income	480	872
Employee compensation and benefits	2,246	1,825
Premises, furniture and equipment	916	738
FDIC assessments	234	129
Change in FDIC indemnification asset	130	(14)
Other expenses	1,369	1,634
Noninterest expense	4,895	4,312
Income before income taxes	2,262	2,750
Income tax expense	736	907
Net income	$ 1,526	$ 1,843

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended
	March 31,
	2013	2012

Per Share Data:
Earnings per share - Basic	$ 0.13	$ 0.16
Earnings per share - Diluted	$ 0.13	$ 0.16
Book value per share	$ 8.99	$ 8.69
Tangible book value per share	$ 8.10	$ 7.75
Weighted average shares outstanding - Basic	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,616,194	11,591,131
Shares outstanding at end of period	11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	0.88%	1.21%
Return on average equity	5.96%	7.40%
Yield on earning assets	5.74%	6.64%
Yield on earning assets excluding discount accretion on loans acquired in GAB and HarVest acquisitions	5.22%	5.57%
Cost of funds	0.93%	1.22%
Cost of funds including non-interest bearing deposits	0.86%	1.13%
Net interest margin	4.94%	5.59%
Net interest margin excluding discount accretion on loans acquired in GAB and HarVest acquisitions	4.43%	4.52%
Efficiency ratio (1)	59.94%	53.62%
Net charge-offs (recoveries) to average loans	0.18%	0.17%
Amortization of intangibles	$ 123	$ 230

	As of
	March 31,	December 31,
	2013	2012

Stockholders' equity to total assets	14.57%	14.25%
Tier 1 risk-based capital ratio	19.19%	18.33%
Intangible assets:
Goodwill	$ 9,160	$ 9,160
Core deposit intangible	1,157	1,280
Total	$ 10,317	$ 10,440

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)	$ 7,630	$ 7,628
Loans past due 90 days and accruing interest	--	--
Other real estate owned	11,443	13,200
Total nonperforming assets	$ 19,073	$ 20,828
Allowance for loan losses to total non-covered loans	1.61%	1.52%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets	2.68%	2.80%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $1.8 million and $2.6 million at March 31, 2013 and December 31, 2012, respectively.

CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp, NASDAQ Symbol SONA
         Website: www.sonabank.com